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[STAMP]
                                                                   EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT

                     TO THE CERTIFICATE OF INCORPORATION

                                      OF

                               NETGATEWAY, INC.

     Netgateway, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, at a meeting held on March 7, 2000, adopted a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation and directed that said amendment be submitted for the consideration at a special meeting of the Corporation's stockholders. The proposed amendment is as follows:

          That the Corporation's Certificate of Incorporation be amended to increase the total number of shares of Common Stock that the Corporation is authorized to issue to two hundred fifty million (250,000,000) shares of Common Stock, to be effected by deleting Section A of Article IV in its entirety and inserting the following in lieu thereof:

          A. The aggregate number of shares which the Corporation shall have authority to issue is 255,000,000, par value $.001 per share, of which 250,000,000 shall be designated Common Shares and 5,000,000 shares shall be designated Preferred Shares.

     SECOND: That thereafter, at a special meeting of stockholders of the Corporation duly held on May 24, 2000, upon notice and in accordance with
Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the date of filing with the Secretary of the State of Delaware.

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     IN WITNESS WHEREOF, said Netgateway, Inc. has caused this Certificate to be signed by Craig S. Gatarz, its General Counsel and Secretary, and attested by Donald M. Corliss, Jr., its President and Chief Operating Officer, this 26th day of May, 2000.

NETGATEWAY, INC.

By:      /s/ CRAIG S. GATARZ
       -------------------------------------
       Craig S. Gatarz
       General Counsel and Secretary



Attest:  /s/ DONALD M. CORLISS, JR.
       -------------------------------------
       Donald M. Corliss, Jr.
       President and Chief Operating Officer